EXHIBIT 4.2

ELECTION REGARDING PAYMENTS DUE JUNE 13, 2007 ON SERIES B
15% SECURED CONVERTIBLE PROMISSORY NOTES

The undersigned Holder hereby elects to have Matritech, Inc. defer all payments due June 13, 2007 for interest on the Series B 15% Secured Convertible Promissory Notes dated January 22, 2007 held by the Holder to July 13, 2007.

Holder: ______________________ By:__________________________ Name:________________________ Title:_________________________ Date:_________________________